Exhibit 19
SONOS, INC.
INSIDER TRADING POLICY
Sonos, Inc. (collectively with its subsidiaries, the “Company”) is committed to promoting high standards of honest and ethical business conduct and compliance with laws, rules and regulations. As part of this commitment, the Company has adopted this Insider Trading Policy (as may be amended from time to time by the Board, this “Policy”). Under this Policy, every employee, contractor and consultant and Board member of the Company is prohibited from trading in Company securities while in possession of material nonpublic information about the Company and prohibited from giving material nonpublic information about the Company or others to anyone who might trade on the basis of that information.
Capitalized terms used in this Policy are defined in Exhibit A to this Policy. You may also wish to refer to the FAQs about this Policy in Exhibit B to this Policy. The FAQs are part of this Policy and the rules articulated in the FAQs must be followed as well.
Neither the Company nor the Compliance Officer is liable for any act made under this Policy. Neither the Company nor the Compliance Officer is responsible for any failure to approve a trade or for imposing any Blackout Period.
1.SCOPE
This Policy covers (a) all employees, contractors, consultants and Board members of the Company, (b) the members of such persons’ immediate families residing with such persons, any other person in such persons’ households, any other family members whose transactions in Company securities are directed by such persons or subject to such persons’ influence or control and (c) venture capital funds and other entities (such as partnerships, trusts and corporations) that are Affiliated or Associated with such persons (each, a “Covered Person”). Employees, contractors, consultants and Board members are responsible for ensuring compliance with this Policy by members of their immediate families and other persons sharing their households, and by entities with which they are affiliated or associated.

This Policy applies to all transactions in Company securities, including shares of Company common stock, restricted stock units and options to purchase common stock, however acquired, and any other type of securities that the Company may issue, such as preferred stock, convertible notes, warrants and exchange-traded options or other derivative securities.
The Company may impose sanctions for violation of this Policy and may issue stop-transfer orders to the Company’s transfer agent or designated broker to implement it. Sanctions for individuals may include any disciplinary action, including termination of employment with the Company, where applicable. Notifications and approvals required under this Policy may be provided by email.
In addition, it is the policy of the Company to comply with all applicable securities laws when transacting in its own securities.
2.STATEMENT OF COMPANY POLICY
Prohibited Activities
●No Section 16 Person may trade in Company securities other than pursuant to a 10b5-1 Plan.

●No Access Person may trade in Company securities unless the trade has been approved in advance by the Compliance Officer in accordance with this Policy.
●No Covered Person may trade in Company securities while possessing material nonpublic information about the Company. It does not matter if the personal decision to trade was made before coming into possession of material nonpublic information; once a Covered Person comes into possession of the material nonpublic information, such Covered Person cannot trade (other than pursuant to a 10b5-1 Plan permitted under this Policy).
●No Covered Person may trade in, or make a gift or other transfer without consideration of, Company securities outside of this Policy’s Trading Windows (defined herein), or during any Blackout Period designated by the Compliance Officer. Further, a Covered Person in possession of material nonpublic information may not gift the Company’s securities, regardless of whether such gift is made during this Policy’s Trading Windows. Section 16 Persons must notify the Compliance Officer prior to any gifts or other transfers of Company securities.
●Providing material nonpublic information to another person who may trade or advise others to trade on the basis of that information is known as “tipping” and may violate the securities laws and can result in civil and criminal penalties, regardless of whether the person providing such information traded and/or gained any benefit from another’s trading. Therefore, no Covered Person may disclose material nonpublic information about the Company to any outside person, unless required to do so as part of that Covered Person’s regular duties for the Company or authorized in writing by the Compliance Officer.
●No Covered Person may give trading advice of any kind about Company securities to anyone while possessing material nonpublic information about the Company, except that Covered Persons should advise others not to trade if doing so might violate this Policy or the law. The Company strongly discourages Covered Persons from giving trading advice concerning Company securities to third parties even when the Covered Persons do not possess material nonpublic information about the Company.
●No Covered Person may: (a) trade in the securities of any other public company while possessing material nonpublic information about that company that was obtained in the course of service as a Covered Person; (b) disclose material nonpublic information about another public company to anyone; or (c) give anyone trading advice about any other public company while possessing material nonpublic information about that company.
●No Covered Person may engage in transactions involving options or other derivative securities on Company securities, such as puts and calls, whether on an exchange or in any other market; provided however that a Covered Person may exercise equity awards issued by the Company as described in the FAQs.
●No Covered Person may engage in hedging or monetization transactions involving Company securities, such as zero-cost collars and forward sale contracts.
●No Covered Person may engage in short sales of Company securities, including short sales “against the box.”
●No Covered Person may use or pledge Company securities as collateral in a margin account or as collateral for a loan unless the pledge has been approved by the Compliance Officer.

Trading Windows and Blackout Periods
●Trading Windows. All Covered Persons are permitted to trade in Company securities only during the Trading Window period that begins at the start of trading on the second full trading day following the public announcement of the Company’s financial results for the quarter, and ends at the close of trading on the seventh calendar day in third month of the then-current quarter (each, a “Trading Window”).
●No Trading During Trading Windows While in the Possession of Material Nonpublic Information. Even if a Trading Window is in effect, no Covered Person possessing material nonpublic information about the Company may trade in Company securities. Persons possessing such information may trade during a Trading Window only after the start of trading on the second full trading day following the widespread public release of such information.
●Special Blackout Periods. Even if a Trading Window is in effect, the Compliance Officer may designate Blackout Periods that apply to particular individuals or groups of persons (including all Covered Persons), for such time, and with respect to such persons, as the Compliance Officer determines in the Compliance Officer’s discretion. No Covered Person may trade in Company securities outside of the applicable Trading Windows or during any such Blackout Periods. No Covered Person who learns of such a Blackout Period may disclose to any other person that a Blackout Period has been designated or that one was previously in place. The fact of the Blackout Period is confidential and cannot be disclosed internally or externally. The failure of the Compliance Officer to subject a person to a Blackout Period does not relieve that person of the obligation not to trade while in possession of material non-public information.
Permitted Trades Under 10b5-1 Plans
Any Covered Person may enter into a 10b5-1 Plan. All Section 16 Persons are required to enter into a 10b5-1 Plan to trade in Company securities. Sales, purchases and other transfers of Company securities otherwise prohibited by this Policy may be permitted by a Covered Person if they are effected pursuant to a 10b5-1 Plan that meets the following requirements:
●the 10b5-1 Plan complies with the requirements of Rule 10b5-1;
●the 10b5-1 Plan is entered into during an open Trading Window and not during any Blackout Period;
●the Compliance Officer has approved the 10b5-1 Plan in writing;
●for Section 16 Persons, the Compliance Officer determines that the Section 16 Person meets minimum stock ownership guidelines;
●the person establishing the 10b5-1 Plan has certified to the Compliance Officer in writing, no earlier than two business days prior to the date that the 10b5-1 Plan is formally established, that (i) such person is not in possession of material nonpublic information concerning the Company and all such trades to be made pursuant to the 10b5-1 Plan will be made in accordance with the trading restrictions of Section 16 of the Exchange Act and Rule 144 of the Securities Act to the extent such Sections are applicable; (ii) such person is adopting the 10b5-1 Plan in good faith and not part of a plan or scheme to evade the prohibitions of Rule 10b5-1; and (iii) the 10b5-1 Plan complies with the requirements of Rule 10b5-1; and
●the 10b5-1 Plan provides for a Cooling-Off Period prior to the commencement of trading thereunder. For Section 16 Persons, the Cooling-Off Period must expire no earlier than the later of (i) 90 days following adoption of the plan or (ii) two business days after the filing of the Company’s Form 10-K or Form 10-Q that includes financial results for the quarter during which the plan was adopted, subject to a maximum Cooling-Off Period of 120 days after adoption of the plan. For non-Section 16 Persons, the Cooling-Off Period must be at least 30 days after adoption of the plan.
Priority of Statutory or Regulatory Trading Restrictions
The trading prohibitions and restrictions of this Policy are also subject to prohibitions or restrictions prescribed by contract or by federal and state securities laws and regulations (e.g., contractual restrictions on the resale of securities, short-swing trading by Section 16 Persons or compliance with Rule 144 under the Securities Act). Any Covered Person who is uncertain whether other prohibitions or restrictions apply should ask the Compliance Officer.
3.REPORTING VIOLATIONS; INQUIRIES
The Compliance Officer will review, and either approve or prohibit, any proposed trades in Company securities by Section 16 Persons under a 10b5-1 Plan and Access Persons. The Compliance Officer will administer and interpret this Policy, and enforce compliance as needed. The Compliance Officer may consult with the Company’s outside legal counsel as needed. The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties.
Any Covered Person who violates this Policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other Covered Person, must report the violation immediately to the Compliance Officer.
Please direct all inquiries about this Policy to the Compliance Officer.
*     *     *
Updated November 2024

EXHIBIT A
DEFINED TERMS IN THE INSIDER TRADING POLICY
“10b5-1 Plan” means a written plan to trade securities that complies with the requirements of Rule 10b5-1 under the Exchange Act.
“Access Persons” means persons, other than Section 16 Persons, who have been designated by the Company as having regular access to material nonpublic information about the Company in the normal course of their duties. Special provisions of this Policy, such as pre-approval of any trades, apply to Access Persons. Those Access Persons who are required to obtain pre-approval will be notified from time to time by the Compliance Officer of the applicable pre-approval or other procedures applicable to them.
“Affiliate” of a Covered Person is someone who directly or indirectly controls or is controlled by, or is under common control with such person.
“Associate” of a Covered Person is (x) a corporation or organization (other than the Company or a majority-owned subsidiary of the Company) of which such person is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities or (y) any trust in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity.
“Blackout Period” means any special trading blackouts period specially designated by the Compliance Officer. It may apply to particular individuals or groups of persons (including all Covered Persons), and last for such time as the Compliance Officer determines. No Covered Person may trade in Company securities outside of the applicable Trading Windows or during any such Blackout Periods.
“Board” means the Company’s Board of Directors.
“Compliance Officer” means the Company’s Chief Legal Officer; provided, that, in the event that there is no Chief Legal Officer or the Chief Legal Officer is otherwise unavailable, the Company’s Chief Financial Officer shall be authorized to serve as the Compliance Officer in the interim or to designate another person as the Compliance Officer.
“Cooling-Off Period” means any period required under Rule 10b5-1 under the Exchange Act prior to which commencement of trading of Company securities under a 10b5-1 Plan can commence.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“SEC” means the U.S. Securities and Exchange Commission.
“Section 16 Persons” means the Company’s executive officers and directors, including the Company’s principal accounting officer (if separate from the Company’s principal financial officer). Special provisions of this Policy and special SEC reporting requirements apply to Section 16 Persons.
“Securities Act” means the Securities Act of 1933, as amended.

EXHIBIT B
Frequently Asked Questions
What is “material nonpublic information?”
Information is “material” if it would be expected to affect the investment or voting decisions of a reasonable investor, or if the disclosure of the information would be expected to alter significantly the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of Company securities. Both positive and negative information may be material.
The following types of information about the Company would often be considered material:
●financial performance, especially quarterly and year-end revenues and earnings, and significant changes in financial performance or liquidity;
●financial and operational forecasts, including projections of future earnings or losses or other earnings guidance;
●key operational metrics, such as products sold, performance metrics, financial metrics and any changes in such metrics;
●customer, product, service, pricing, geography and market strategies and shifts;
●status of the Company’s progress toward achieving significant Company goals;
●potential tender offers, joint ventures, mergers, acquisitions or material sales of Company assets or subsidiaries or other strategic transactions;
●significant developments regarding vendors, suppliers, channel partners, other partners or financing sources, such as the acquisition or loss of a significant contract;
●stock splits, public or private securities or debt offerings, or changes in the Company’s dividend policies or amounts;
●significant changes in senior management or the Board;
●entry into a new strategic relationship, and cancellation of existing strategic relationships;
●introduction of new products and services or significant changes in products, services or technologies;
●significant developments about the Company’s technology or business operations;
●major cybersecurity risks and incidents (including vulnerabilities and breaches);
●initiation or resolution of significant litigation or regulatory proceedings;

FAQ-1

●potential defaults under the Company’s credit agreements, or the existence of material liquidity deficiencies; and
●potential restatements of the Company’s financial statements, changes in the Company’s auditor or notification that the Company may no longer rely on an auditor’s report.
The SEC has stated there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities.
Information is “nonpublic” if it has not been widely disseminated to the public (e.g., through major newswire services, national news services, Forms 8-K and other filings with the SEC, webcasts or financial news services). For the purposes of this Policy, information will be considered public (i.e., no longer “nonpublic”) only after the start of trading on the second full trading day following the Company’s widespread public release of the information.
Covered Persons who are unsure whether the information that they possess is material or nonpublic are encouraged to consult the Compliance Officer for guidance.
What are the penalties for failing to comply with this Policy?
The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping laws may be required to disgorge profits made or losses avoided by trading, pay the loss suffered by the persons who purchased securities from or sold securities to the insider tipper, pay civil penalties of up to three times the profit made or loss avoided, pay a criminal penalty of up to $5 million and serve a prison term of up to 20 years. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties and could under certain circumstances be subject to private lawsuits by contemporaneous traders for damages suffered as a result of illegal insider trading or tipping by persons under the Company’s control.
Violation of this Policy, or federal or state securities laws governing insider trading, may subject the violator to disciplinary action by the Company up to and including termination of employment for cause (in the case of an employee or further service in the case of a contractor) or removal proceedings (in the case of a Board member). A violation of this Policy is not necessarily the same as a violation of law. In fact, for the reasons indicated above, this Policy is intended to be broader than the law. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Policy has been violated. The Company may determine that specific conduct violates this Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.
Are these FAQs part of this Policy?
Yes, these FAQs are part of this Policy, and you must comply with their provisions.

FAQ-2

How does this Policy apply to trades under the Company’s 2003 Stock Plan or 2018 Equity Incentive Plan?
The trading prohibitions and restrictions of this Policy do not apply to the exercise of a stock option with cash or the settlement of a restricted stock unit, or to automatic tax withholding. The trading prohibitions and restrictions of this Policy do apply to the use of outstanding Company securities to serve as all or a portion of the exercise price of any stock option or to net-exercise an option (if permitted). Sales of Company securities acquired under such plans are subject to this Policy.
I know trades in Company securities are not permitted outside of a Trading Window. Can I still exercise a stock option if I am not going to sell any shares?
Yes. For clarity, the exercise of a vested stock option which is not accompanied by a sale is not considered a “trade” under this Policy.
How does this Policy apply to tax withholding arrangements?
The trading prohibitions and restrictions of this Policy do apply to any election that has been made in advance, in an open Trading Window, to have the Company withhold shares subject to such awards to satisfy tax withholding requirements. It also applies to sales of Company common stock, including as part of a broker-assisted cashless exercise of an option, or any other market sale (e.g., a “sell to cover” sale) for the purpose of generating the cash needed to pay the exercise price of an option or satisfy tax withholding requirements.
What are the procedures for obtaining approval (or “pre-clearance”) of a proposed trade in compliance with this Policy?
No Access Person may trade in Company securities until the following steps are completed:
1.The person trading has notified the Compliance Officer in writing of the nature of the proposed trade. The form of application to initiate this process is available in your Fidelity account at www.nb.fidelity.com.
2.The person trading has certified to the Compliance Officer in writing at least one business day prior to the proposed trade that (i) such person is not in possession of material nonpublic information concerning the Company, (ii) such person has reviewed this Policy and (iii) the proposed trade does not violate the trading restrictions of Section 16 of the Exchange Act (if applicable), Rule 144 of the Securities Act (if applicable) or any other securities laws.
3.The Compliance Officer has approved the trade in writing. The Compliance Officer is not obligated to approve any trades requested by any person.
4.If such person becomes aware of material nonpublic information after receiving approval, but before the trade has been executed, such person must not effect the transaction.
Which of my family members are covered by this Policy?
Family members of a Covered Person that are subject to this Policy include the members of such Covered Person’s immediate family residing with such Covered Person, any other person in such Covered

FAQ-3

Person’s household and any other family members whose transactions in Company securities are directed by such Covered Person or subject to such Covered Person’s influence or control.
Is a gift of Company stock covered by this Policy?
Yes. A Covered Person may not make a gift, charitable contribution or other transfer without consideration of Company securities during a period when that Covered Person is not permitted to trade. Section 16 Persons who make a gift, charitable contribution or other transfer of Company securities during a permissible period must report such gift, contribution or other transfer of Company securities on Form 4 within two business days.
Is a distribution of Company stock to the limited partners of a partnership covered by this Policy?
Yes. An entity over which a Covered Person has or shares voting or investment control may not distribute Company securities to its limited partners, general partners or stockholders during a period when the Covered Person is not permitted to trade, unless the limited partners, general partners or stockholders of that entity have agreed in writing to hold the securities until the next open Trading Window.
Is a purchase of Company stock considered a “trade” under this Policy? Or only sales of Company stock?
Both purchases and sales of Company stock are considered “trades” under this Policy.
Are transactions in derivative securities covered by this Policy?
Yes. No Covered Person may acquire, sell, trade or participate in any interest or position relating to the future price of Company securities, such as a put option, a call option, or a short sale (including a short sale “against the box,” as further described below).
What is a short sale, and what is a short sale “against the box?”
A short sale is a sale of securities that you do not own (i.e., borrowed securities). A short sale “against the box” is a sale of securities you own, but with delayed delivery.
Are standing and limit orders covered by this Policy?
Unless part of a 10b5-1 Plan, standing or limit orders should be used only for a very brief period of time, if at all. A standing order placed with a broker to sell or purchase Company stock at a specified minimum or maximum price leaves you with no control over the timing of the transaction. The limit order could be executed by the broker when you are aware of material nonpublic information, which would result in unlawful insider trading. Irrespective, for Covered Persons they cannot extend beyond the Trading Window and for Access Persons, they cannot extend beyond the pre-clearance period.
Can I hold Company securities in a margin account?
Securities held in a margin account or pledged as collateral for a loan may be sold without your consent, either by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. Because a margin or foreclosure sale may occur at a time when you are aware of material

FAQ-4

nonpublic information or otherwise are not permitted to trade in Company securities, you are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.
Under what circumstances can I pledge Company securities as collateral for a loan?
An exception to the prohibition on using Company securities as collateral for a loan (not including margin debt) may be granted by the Compliance Officer where you have clearly demonstrated the financial capacity to repay the loan without resort to the pledged securities. If you wish to pledge Company securities as collateral for a loan, you must submit a request for approval to the Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.
I have a hardship or other urgent need to sell Company shares or exercise a stock option so I can sell some Company shares. Is that okay?
It does not matter that there may exist a justifiable reason for a purchase or sale apart from the nonpublic information; if a Covered Person has material nonpublic information, the prohibition still applies.
I know that disclosures of material nonpublic information are prohibited under this Policy; is it okay if I monitor or participate in a chat room?
No.  A Covered Person may not participate, in any manner other than passive observation, in any investment or stock-related Internet “chat” rooms, blogs, social media sites, message boards or other similar online forums relating to the Company without the prior approval of the Compliance Officer and in compliance with the Company’s Corporate Communications and Social Media Policy and any other applicable policy.
What are the procedures for trading under a 10b5-1 Plan?
The person seeking to trade under a 10b5-1 Plan must put in place a plan that complies with the requirements of Rule 10b5-1. The establishment and implementation of any 10b5-1 Plan shall be the sole responsibility of the person seeking to establish such a plan. Compliance Officer approval of a 10b5-1 Plan shall not be considered a determination by the Company or the Compliance Officer that the 10b5-1 Plan satisfies the requirements of Rule 10b5-1. The Company reserves the right to prevent any transactions in Company securities, even those pursuant to a 10b5-1 Plan, in the sole discretion of the Compliance Officer.
No trades shall be treated as having been made pursuant to a 10b5-1 Plan under this Policy unless:
●the 10b5-1 Plan complies with the requirements of Rule 10b5-1;
●the 10b5-1 Plan is entered into during an open Trading Window and not during any Blackout Period;
●the Compliance Officer has approved the 10b5-1 Plan in writing;
●for Section 16 Persons, the Compliance Officer determines that the Section 16 Person meets minimum stock ownership guidelines;

FAQ-5

●for non-Section 16 Persons, a required minimum threshold of Company securities covered by the 10b5-1 Plan is met, which threshold shall be determined by the Compliance Officer in their sole discretion;
●the person establishing the 10b5-1 Plan has certified to the Compliance Officer in writing, no earlier than two business days prior to the date that the 10b5-1 Plan is formally established, that (i) such person is not in possession of material nonpublic information concerning the Company and all such trades to be made pursuant to the 10b5-1 Plan will be made in accordance with the trading restrictions of Section 16 of the Exchange Act and Rule 144 of the Securities Act to the extent such Sections are applicable; (ii) such person is adopting the 10b5-1 Plan in good faith and not part of a plan or scheme to evade the prohibitions of Rule 10b5-1; and (iii) the 10b5-1 Plan complies with the requirements of Rule 10b5-1; and
●the 10b5-1 Plan provides for a Cooling-Off Period prior to the commencement of trading thereunder. For Section 16 Persons, the Cooling-Off Period must expire no earlier than the later of (i) 90 days following adoption of the plan or (ii) two business days after the filing of the Company’s Form 10-K or Form 10-Q that includes financial results for the quarter during which the plan was adopted, subject to a maximum Cooling-Off Period of 120 days after adoption of the plan. For non-Section 16 Persons, the Cooling-Off Period must be at least 30 days after adoption of the plan.
The Compliance Officer is not obligated to approve any trades requested by any person, or to approve any 10b5-1 Plan. When approval is sought, there is no set timeline for how long such approval might take.
Unless otherwise approved by the Compliance Officer and Chief Financial Officer, all 10b5-1 Plans must be implemented through a broker included in a list approved by the Compliance Officer. The Compliance Officer may amend this list from time to time.
Can I amend my existing 10b5-1 Plan?
Yes. Any amendment to a 10b5-1 Plan requires approval by the Compliance Officer. Any modification or change to the amount, price or timing of a trade under a 10b5-1 Plan is deemed to be the adoption of a new plan with such modified terms. Frequent modifications may suggest that the person seeking to trade under a 10b5-1 Plan is trading on material nonpublic information under the guise of that plan. Therefore, the Company limits modifications to a 10b5-1 Plan in the following ways:
●The Compliance Officer will only authorize one modification per year, once the 10b5-1 Plan is in place.
●The amendment can be made only during a time when it would have been permitted under this Policy and also lawful to enter into a new 10b5-1 Plan, meaning the modification must be adopted (i) during an open Trading Window and not during any Blackout Period and (ii) at a time when the person seeking to establish the 10b5-1 Plan was not in possession of material nonpublic information concerning the Company.
●The modification of a 10b5-1 Plan will be subject to a Cooling-Off Period, which, for Section 16 Persons, must expire no earlier than the later of (i) 90 days following adoption of the plan or (ii)

FAQ-6

two business days after the filing of the Company’s Form 10-K or Form 10-Q that includes financial results for the quarter during which the plan was modified, subject to a maximum Cooling-Off Period of 120 days after modification of the plan. For non-Section 16 Persons, the Cooling-Off Period must be at least 30 days after modification of the plan.
●Each quarter, the Company is required to publicly disclose when Section 16 Persons adopt or terminate 10b5-1 Plans and provide a description of the material terms of each plan, including the name of the director or officer, the date of adoption or termination, the duration and the aggregate number of securities to be purchased or sold (however, the price at which the person executing the plan is authorized to trade does not need to be publicly disclosed). Therefore, Section 16 Persons must provide the Compliance Officer with a final executed copy of, and any amendments to, (i) any 10b5-1 Plan and (ii) any other adopted written arrangement for trading the Company’s securities, in each case within two business days of the adoption or amendment thereof.
Can I have multiple 10b5-1 Plans or a 10b5-1 Plan for a single transaction?
No person entering into a 10b5-1 Plan may have a separate 10b5-1 Plan outstanding, except a person may (i) use multiple brokers to effect transactions that, when taken together, satisfy the requirements for a 10b5-1 Plan, (ii) maintain another 10b5-1 Plan so long as transactions under the later-commencing plan cannot begin until after all transactions under the earlier-commencing plan have been completed or expire without completion and the applicable Cooling-Off Period is satisfied, treating the termination of the earlier-commencing plan as the date of adoption of the later-commencing plan, or (iii) adopt a second plan that only allows sales that are necessary to satisfy tax withholding obligations that arise from the vesting of a compensatory award and such person does not exercise control over the timing of such sales.
No person may adopt a 10b5-1 Plan that contemplates only a single transaction if such person had adopted a plan contemplating only a single transaction within the prior twelve months.
Are there any guidelines or limitations on termination of existing 10b5-1 Plans?
Yes. 10b5-1 Plans should include a provision automatically terminating the plan at some future date. Longer plans are recommended but should, in any event, be at least a year long. In addition, any 10b5-1 Plan must provide for automatic termination in the event of death, a personal bankruptcy filing, the filing of a divorce petition, employment termination (in which case such automatic termination will occur at the beginning of the next open Trading Window), the last scheduled sale of shares, the public announcement of a merger, recapitalization, acquisition, tender or exchange offer, or other business combination or reorganization resulting in the exchange or conversion of the shares of the Company into shares of another company, or the conversion of the Company’s shares into rights to receive fixed amounts of cash or into debt securities and/or preferred stock (whether in whole or in part).
A 10b5-1 Plan may be otherwise terminated with immediate effect provided such request for termination has been approved by the Compliance Officer. In any event, Section 16 Persons must notify the Compliance Officer of any termination of any 10b5-1 Plan or such other written securities trading arrangement promptly upon termination. Multiple discretionary terminations by the same person may suggest that that person entered into the 10b5-1 Plan without the good faith required to establish or operate the plan or the plan was part of a plan or scheme to evade Rule 10b5-1. Therefore, the Company limits discretionary terminations of 10b5-1 Plans to one termination per person in any 18-month period

FAQ-7

with such termination applying to either one or all 10b5-1 Plans then in effect for such person. Adoptions and modifications of a 10b5-1 Plan will trigger a new Cooling-Off Period.
What are my obligations once I am no longer providing services to the Company?
Following the termination of your employment or service relationship, you must observe the Trading Window restrictions until the next Trading Window opens in the event your termination occurs outside this Policy’s Trading Windows. As an example, if your employment terminates during a Blackout Period, you must wait until the next Trading Window opens before trading in Company securities (but you would not necessarily need to wait if termination happens during a Trading Window).  Further, if you are aware of material nonpublic information when your employment or service relationship terminates, you may not trade in Company securities until that information has become public or is no longer material.
How does this Policy apply to trades by the Compliance Officer?
The Compliance Officer may not trade in Company securities unless the trade has been approved by the Company’s Chief Financial Officer (or Chief Executive Officer if the Compliance Officer is the Chief Financial Officer) in accordance with this Policy.
What additional duties does the Compliance Officer have?
In addition to the duties of the Compliance Officer specified in this Policy, the Compliance Officer or its designee, shall:
●Respond to inquiries relating to this Policy and its procedures.
●Designate and announce Blackout Periods during which Covered Persons may not trade in Company securities.
●Revise this Policy as necessary to reflect changes in federal or state laws and regulations, subject to approval by the Board or a duly authorized committee thereof. The list of individuals who may or are required to adopt 10b5-1 Trading Plans and the list of Access Persons may be amended by the Compliance Officer, in consultation with the Chair of the Nominating and Corporate Governance Committee of the Board as appropriate.
●Maintain as Company records originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
●Assist with Company disclosures required under applicable securities laws with respect to this Policy and 10b5-1 Plans.

FAQ-8